EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary Hanson
(915) 534-1400	(915) 534-1400
WESTERN REFINING TO PARTICIPATE IN
UPCOMING CONFERENCES
EL PASO, Texas - November 12, 2010 - Western Refining, Inc. (NYSE:WNR) announced today that Company management will address attendees at two upcoming events:

Event:	Wednesday, November 17, 2010
UBS Energy Conference
1285 Avenue of the Americas
New York, NY

Event:	Thursday, November 18, 2010
Bank of America Merrill Lynch 2010 Credit Conference
New York Marriott Marquis Hotel
New York, NY
A copy of the presentation will be available beginning November 17, 2010, on the Investor Relations section of Western Refining’s website at www.wnr.com. The presentation will be archived on the Investor Relations section of Western Refining’s website following the presentation and will remain available until November 24, 2010.
About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western’s asset portfolio also includes refined products terminals in Albuquerque and Bloomfield, New Mexico and Yorktown, Virginia, asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso, retail service stations and convenience stores in Arizona, Colorado, and New Mexico, a fleet of crude oil and finished product truck transports, and wholesale petroleum products operations in Arizona, California, Colorado, Nevada, New Mexico, Texas, and Utah. More information about the Company is available at www.wnr.com.
Forward Looking Statement
The presentation to be given contains forward-looking statements. The forward-looking statements contained in the presentation include statements about, among other things, proposed changes at our Yorktown facility including our ability to maximize terminal throughput and storage operations, anticipated Colonial Pipeline connection at our Yorktown facility, our ability to successfully negotiate third-party terminalling and storage agreements and/or sale of the terminal assets at our Yorktown facility, estimated cash flow and EBITDA implications of suspending refining operations at our Yorktown refinery, the proforma amount of our Net Debt/LTM EBITDA calculated excluding Yorktown refining operations, our ability to run increased amounts of sour crude at our El Paso refinery, future operational improvements at our Gallup refinery, demand pull-through provided by our Wholesale and Retail groups, ability to continue to realize reduced costs at our refineries, future reductions of our term loan amount, our ability to renew the revolving credit facility, future asset monetization opportunities, future gasoline and distillate supply/demand balances, future refining margins and benchmark crack spreads, future population growth in the Southwest, and future profitability of our Southwest region refineries. These statements are subject to the general risks inherent in our business. Our expectations may or may not be realized. Some of our expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Western’s business and operations involve numerous risks and uncertainties, many of which are beyond Western’s control, which could materially affect Western’s financial condition, results of operations and cash flows. Additional information relating to the uncertainties affecting Western’s business is contained in its filings with the Securities and Exchange Commission to which you are referred. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.